FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Agrium Inc. (“Agrium”)

13131 Lake Fraser Drive S.E.

Calgary, Alberta T2J 7E8

2.	Date of Material Change

October 2, 2013

3.	News Release

A news release disclosing the material change was issued through Marketwired on October 2, 2013.

4.	Summary of Material Change

Agrium announced that its Board of Directors appointed Agrium’s Chief Operating Officer, Chuck Magro to succeed Mike Wilson as Chief Executive Officer (“CEO”) upon his retirement, which will be effective December 31, 2013. Agrium also announced that Mr. Magro will join the Agrium Board of Directors immediately.

5.	Full Description of Material Change

5.1	Full Description of Material Change:

Agrium announced that its Board of Directors appointed Agrium’s Chief Operating Officer, Chuck Magro to succeed Mike Wilson as CEO upon his retirement, which will be effective December 31, 2013. Agrium also announced that Mr. Magro will join the Agrium Board of Directors immediately.

Mr. Magro was appointed Chief Operating Officer in 2012. Prior to this, he held the role of Executive Vice President, Corporate Development & Chief Risk Officer and was responsible for a number of core areas within Agrium including: Corporate Development and Strategy, EHS&S, Sustainability & Stakeholder Relations, Internal Audit, and Risk Management. Previously, Mr. Magro was Vice President, Manufacturing where he was responsible for Agrium’s Wholesale manufacturing facilities.

Mr. Wilson joined Agrium Inc. as Executive Vice President and Chief Operating Officer in August of 2000 and was appointed Agrium’s President and CEO in 2003.

5.2	Disclosure for Restructuring Transactions:

N/A

6.	Reliance on subsection 7.1(2) of National Instrument 51-102:

N/A

7.	Omitted Information

N/A

8.	Executive Officer

For further information, contact Richard Downey, Vice President, Investor/Corporate Relations & Market Research, who may be reached at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, or by phone at (403) 225-7000.

9.	Date of Report

October 3, 2013